Exhibit 99.2

UNITED                                                                               Press Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

UAL REPORTS APRIL MONTHLY OPERATING RESULTS

Meets Third DIP Covenant Despite Impact of Iraq War and SARS

Maintains Strong Cash Position

Challenging Revenue Environment Drives Loss from Operations of $297 Million and Net Loss of $375 Million for April

Operational Excellence Continues

Company Implements Improvements in Travel Experience and Plans to Dedicate Resources to Re-engaging Core Customer Base

                CHICAGO, May 28, 2003 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its April Monthly Operating Report (MOR) with the United States Bankruptcy Court, and said that it met the third monthly requirement of its debtor-in-possession (DIP) financing. As part of its DIP financing agreements, United's lenders required the company to achieve a cumulative EBITDAR (earnings before interest, taxes, depreciation, amortization and aircraft rent) loss of no more than $849 million between December 1, 2002 and April 30, 2003.

                The company reported a loss from operations of $297 million and a net loss of $375 million for April. The revenue environment for the entire airline industry was very difficult during the month, due to the full impact of the war in Iraq and the fear of SARS in Asia.

                UAL improved its cash position for the month and reported an increase in cash of approximately $150 million for April, ending the month with a cash balance of approximately $1.7 billion, which included $651 million in restricted cash (filing entities only). During the month of April, the company made a $64 million quarterly retroactive wage payment, including taxes and interest, to employees who are members of the International Association of Machinists and Aerospace Workers (IAM) union. The company also received a $365 million tax refund from the Internal Revenue Service. UAL began April with a cash balance of approximately $1.6 billion, which included $633 million in restricted cash (filing entities only). Excluding the tax refund and the quarterly IAM retro payment, the company's cash balance decreased approximately $150 million for the month.

                United's Executive Vice President and Chief Financial Officer Jake Brace said, "April marked the high point of the Iraq War and SARS impacts on revenue. Our cash burn was significantly higher in April as compared with March. We are pleased that our cash receipts have now returned to pre-war levels. We have stayed on track with our efforts to reduce our cost structure significantly and we continue to move our business forward. Early planning for the effects of the war in Iraq and our new flexibility to respond to market shifts helped us to meet our cumulative EBITDAR requirements and maintain a healthy cash position. We are confident at this point that we will also meet our EBITDAR requirements for May."

                Brace continued: "We are pleased to have recently announced the resumption in June of 162 flights and are encouraged by bookings for the summer months. However, the revenue environment continues to be challenging."

                    In May, the company announced the appointment of John Tague as executive vice-president-Customer, and the company plans to dedicate significant resources to re-engaging its core customer base.

                    Tague said, "The company has made enormous progress in restructuring its costs. Looking forward, United is now turning its full attention toward revenue enhancement. The company is currently finalizing aggressive and focused plans across all of its revenue disciplines so that we can fully address visible opportunities for improvement through refining and investing in our marketing and revenue management strategy."

                    United's operations continued to demonstrate strong on-time performance, as well as improvements in customer service and satisfaction. In addition, United is continuing to demonstrate its commitment to investing in customers through a number of recently announced enhancements to the travel experience, including the introduction of online Web check-in (EasyCheck-in Online) for customers, the accelerated introduction of EasyCheck-in self-service kiosks, and the reconfiguration of our remaining 777 aircraft to deploy Economy Plus seating, and to increase leg room and increase seat recline in Business Class. United is also introducing JetConnect technology, so passengers can send and receive email from the plane.

                    United operates more than 1,550 flights a day on a route network that spans the globe. News releases and other information about United may be found at the company's website at www.united.com.

Safe Harbor Statement. Certain information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect UAL Corporation's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of UAL Corporation and its subsidiaries (collectively, the "company") that may cause the actual results of the company to differ materially from any future results expressed or implied in such forward-looking statements. Such factors include, but are not limited to, the following: the company's ability to continue as a going concern; the company's ability to operate pursuant to the terms of its debtor-in-possession facility; the company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the company's ability to achieve necessary reductions in labor costs; the company's ability to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the company's liquidity or results of operations; the cost and availability of financing; the company's ability to execute its business plan; the company's ability to attract, motivate and/or retain key employees; the company's ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions; the effects of the war in Iraq and any other hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the cost and availability of aircraft insurance; the cost of aviation fuel; the cost associated with existing or future security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; consumer perceptions of the company's products; weather conditions; and other risks and uncertainties set forth from time to time in UAL Corporation's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

###